Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER 2014 RESULTS

Second Quarter Net Sales Increased 16% to a Record $68.8 Million

NELSONVILLE, Ohio, July 23, 2014 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2014.

Second Quarter 2014 Sales and Income

Second quarter net sales increased 15.8% to $68.8 million versus net sales of $59.4 million in the second quarter of 2013. The Company reported second quarter net income of $1.5 million, or $0.20 per diluted share compared with net income of $1.8 million, or $0.24 per diluted share in the second quarter of 2013.

David Sharp, President and Chief Executive Officer, commented, “The investments we’ve made towards growing our brands and overall business continue to fuel record top-line results. For the second consecutive quarter each of our major wholesale categories, Work, Western, and Hunting, generated double digit sales increases on a percentage basis while the momentum in our commercial military and duty businesses accelerated following a solid start to the year. As we move into the back half of 2014, we believe we can continue to drive growth through compelling and innovative product introductions and begin delivering improved profitability through gross margin expansion and increased operating expense leverage. Our plans include capitalizing on the opportunities we believe exist for Creative Recreation within the broader casual footwear market. We are pleased with our recent accomplishments and look forward to building on our success in the quarters and years ahead.”

Second Quarter Review

Net sales for the second quarter increased 15.8% to $68.8 million compared to $59.4 million a year ago. Wholesale sales for the second quarter increased 23.7% to $56.7 million compared to $45.8 million for the same period in 2013. This included a 16.8% increase in wholesale sales of the Company’s legacy brands. Retail sales for the second quarter increased to $10.1 million compared to $9.8 million for the same period last year. Military segment sales for the second quarter decreased to $2.0 million compared to $3.8 million in the second quarter of 2013.

Gross margin in the second quarter of 2014 was $22.6 million, or 32.8% of sales, compared to $20.3 million, or 34.2% of sales, for the same period last year. The 140 basis point decrease was driven by the combination of lower wholesale margins due primarily to costs associated with the seeding program with a key retail partner we announced in the first quarter of 2014 and lower retail gross margin than a year ago resulting from the completed transition to a web based retail platform which carries lower gross margin and lower operating expenses compared to the previous mobile store structure.

Selling, general and administrative (SG&A) expenses were $20.0 million, or 29.1% of net sales, for the second quarter of 2014 compared to $17.4 million, or 29.4% of net sales, a year ago. The $2.6 million increase in SG&A expenses was due largely to the additional expenses associated with the Creative Recreation brand, which was acquired in December 2013, and higher compensation expense related to a new mid-year bonus program that wasn’t in place a year ago. The 30 basis point improvement in SG&A as a percent of net sales was driven by leveraging expenses on higher sales.

Income from operations was $2.5 million, or 3.7% of net sales, compared to $2.9 million, or 4.8% of net sales, a year ago.

Interest expense was $0.2 million for the second quarter of 2014, versus $0.1 million for the same period last year.

The Company’s funded debt was $43.4 million at June 30, 2014 versus $31.4 million at June 30, 2013. The majority of the increase was related to additional borrowings to fund the acquisition of Creative Recreation in the fourth quarter of 2013.

Inventory increased 6.5%, or $5.3 million, to $86.4 million at June 30, 2014 compared with $81.2 million on the same date a year ago. Inventory at June 30, 2014 included approximately $2.8 million associated with the acquisition of Creative Recreation. Based on current sales trends and the fall order book, the Company remains comfortable with its current inventory position.

Conference Call Information

The Company’s conference call to review second quarter 2014 results will be broadcast live over the internet today, Wednesday, July 23, 2014 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding sales and profitability (paragraph 3) and inventory (paragraph 10). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2013 (filed March 6, 2014) and quarterly report on Form 10-Q for the quarter ended March 31, 2014 (filed May 1, 2014). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2014	December 31, 2013	June 30, 2013
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$3,960,134	$4,215,617	$2,855,524
Trade receivables – net	54,088,664	49,069,668	46,429,928
Other receivables	754,889	325,888	496,669
Inventories	86,438,290	78,171,670	81,159,941
Income tax receivable	7,039	242,228	270,878
Deferred income taxes	1,104,050	1,104,050	1,252,030
Prepaid expenses	2,657,619	2,529,407	2,862,360
Total current assets	149,010,685	135,658,528	135,327,330
FIXED ASSETS – net	27,641,771	26,205,080	24,418,143
IDENTIFIED INTANGIBLES	36,741,214	36,807,099	30,503,659
OTHER ASSETS	348,958	354,051	330,743
TOTAL ASSETS	$213,742,628	$199,024,758	$190,579,875

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$18,433,803	$11,486,473	$15,252,448
Accrued expenses:
Taxes - other	539,919	901,116	793,439
Other	7,272,867	5,028,850	3,972,681
Total current liabilities	26,246,589	17,416,439	20,018,568

LONG TERM DEBT	43,359,640	38,388,198	31,438,173
DEFERRED INCOME TAXES	11,750,718	11,750,718	11,148,333
DEFERRED LIABILITIES	293,823	255,906	255,906

TOTAL LIABILITIES	81,650,770	67,811,261	62,860,980

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and
outstanding June 30, 2014 - 7,543,210; December 31, 2013 - 7,536,448; June 30, 2013 - 7,516,448	70,304,984	70,153,570	69,862,770
Retained earnings	61,786,874	61,059,927	57,856,125

Total shareholders' equity	132,091,858	131,213,497	127,718,895

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$213,742,628	$199,024,758	$190,579,875

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Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
NET SALES	$68,822,520	$59,419,751	$134,605,804	$113,135,227

COST OF GOODS SOLD	46,236,858	39,109,264	90,166,993	74,153,970

GROSS MARGIN	22,585,662	20,310,487	44,438,811	38,981,257

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	20,041,283	17,441,736	40,556,822	34,605,918

INCOME FROM OPERATIONS	2,544,379	2,868,751	3,881,989	4,375,339

OTHER INCOME AND (EXPENSES):
Interest expense	(225,299)	(147,194)	(443,972)	(276,752)
Other – net	6,381	4,723	232	(211)
Total other - net	(218,918)	(142,471)	(443,740)	(276,963)

INCOME BEFORE INCOME TAXES	2,325,461	2,726,280	3,438,249	4,098,376

INCOME TAX EXPENSE	814,000	954,000	1,203,000	1,434,000

NET INCOME	$1,511,461	$1,772,280	$2,235,249	$2,664,376

INCOME PER SHARE
Basic	$0.20	$0.24	$0.30	$0.35
Diluted	$0.20	$0.24	$0.30	$0.35

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,543,173	7,516,448	7,541,462	7,516,306
Diluted	7,543,173	7,516,448	7,541,462	7,516,306

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